2600 Citadel Plaza Drive	Exhibit 99.1
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE	Information: Brook Wootton
(713) 866-6050

For Immediate Release

WEINGARTEN REALTY INVESTORS ANNOUNCES
SOLID FIRST QUARTER 2006 RESULTS

HOUSTON, (May 1, 2006) -- Weingarten Realty Investors (NYSE: WRI) announced today the strong results of its first quarter ended March 31, 2006.

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Net income available to common shareholders on a diluted basis increased to $53.5 million, or $0.57 per diluted share, compared to $35.3 million, or $0.38 per diluted share, in the first quarter 2005, an increase of 51.6%;

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Funds from operations (FFO), a non-GAAP financial indicator and considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, increased to $0.72 per share compared to $0.66 per share for the same quarter of the previous year, a 9.1% increase;

•	Rental revenues for the first quarter of 2006 were $138.7 million, up from $128.7 million for the first quarter of 2005, a 7.8% increase;

•	Same property net operating income (NOI) for the total portfolio grew 4.4% for the first quarter of 2006 compared to 3.5% in 2005;

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Occupancy of the overall portfolio was reported at 94.4% at the end of the first quarter of 2006, up from 93.9% for the first quarter of 2005. Occupancy for the retail properties was 94.9% and the industrial division closed the quarter at 92.9%;

•	Acquisitions, year-to-date, added 483,000 square feet to Weingarten’s current portfolio, representing a total investment of $38.3 million;

•	Merchant development activities for the quarter provided $2.1 million of gains, or $0.02 of FFO per share;

•	Dispositions totaled 523,000 square feet providing proceeds of $37.8 million, generating gains of $18.6 million;

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The Board of Trust Managers declared a dividend of $0.465 per common share for the first quarter of 2006, up from $0.44 per common share in 2005. On an annualized basis, this represents a dividend of $1.86 per common share as compared to $1.76 per common share for the prior year, a 5.7% increase. The dividend is payable on June 15, 2006 to shareholders of record on June 8, 2006; and

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The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on June 15, 2006 to shareholders of record on June 8, 2006.

Existing Portfolio Strength
During the quarter ending March 31, 2006, the Company completed 293 new leases or renewals, totaling 1.8 million square feet with an average rental rate increase of 9.5% on a cash basis, compared to the first quarter of 2005. Our retail portfolio generated strong increases in rental rates of 12.3% for new leases and 10.5% for renewals calculated on a cash basis.

“We continue to see a rise in the occupancy of our portfolio. Overall the portfolio increased 50 basis points over the previous year’s first quarter and also increased 20 basis points over the prior quarter’s performance to a strong 94.4%. Our retail division closed the quarter at 94.9%, while our industrial division was 92.9%, a 340 basis point improvement over first quarter 2005. Another factor reflecting our strong leasing effort is that an additional 1.8% of our total rentable space has been leased, but has not yet commenced. We also continue to experience strong same-property NOI growth in all of our regions as our total portfolio grew 4.4% during the first quarter 2006,” stated Drew Alexander, President and Chief Executive Officer.

Portfolio Enhancements
During the first quarter, we purchased an industrial property and acquired two shopping centers, Fresh Market Shoppes and Shoppes at Paradise Isle, through a joint venture structure with Weingarten owning a 25% interest. Our pro-rata share of these acquisitions totaled 483,000 square feet with a combined investment of $38.3 million dollars and a projected weighted average return of over 7.5%. These acquisitions included:
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Fresh Market Shoppes, an 87,000 square foot shopping center, is located in Hilton Head, South Carolina, and represents Weingarten’s first property in the state. Originally developed in the 1980’s as an outlet mall, this property was redeveloped in 2004. Fresh Market and Bonefish Grill anchor this specialty shopping center in South Carolina that is 98% occupied.

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The Shoppes at Paradise Isle is a 172,000-square-foot shopping center located in Destin, Florida. Best Buy, Linens-N-Things, PETsMART, Office Depot and other strong retailers anchor this property that is 92% occupied. This represents the Company’s 27th property in the Florida market and, combined with our other Florida properties, increases our total net operating income in Florida to 14% of the Company’s total net operating income at the close of the first quarter.

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Adding 418,000 square feet to our industrial portfolio is the McGraw Hill Distribution Center, a single-tenant distribution warehouse located at 420 East Danieldale Road in DeSoto (Dallas), Texas. This property, which is 100% leased, is strategically located at the intersection of I-35E and I-20.

Subsequent to the quarter end, the Company purchased the Valley Shopping Center located in Sacramento, California, representing our 26th property in California. The California market represented almost 14% of Weingarten’s total net operating income at the end of the first quarter of 2006. This 98,000 square foot shopping center is anchored by Raley’s Supermarket.

"Given the challenging acquisition market we are pleased to have acquired these outstanding properties. We continue to focus our growth in high growth and high barrier to entry markets. We currently have over $600 million of potential acquisitions in various stages of due diligence, and are optimistic about our ability to execute our acquisition strategy,” said Alexander.

New Development
Weingarten’s new development program is off to a strong start as we purchased three tracts of land for our new development program during the quarter in markets such as North Carolina and Arizona. During the first quarter, Weingarten’s first new development opening for the year was in the state of Washington. The Village at Liberty Lake features a Home Depot, owned by that company, and was developed with the Alliance Group, our west coast development partner. This center spans over 150,000 square feet and has an estimated return on investment of over 11%. Subsequent to the quarter’s end, Weingarten’s second new development property opened in Orlando, Florida. Towne Center at Timber Springs is a 75,000 square foot shopping center and is anchored by a Wal-Mart Neighborhood Market, owned by that company.

“Our new development program is making excellent progress, as we currently have 13 properties in various stages of new construction. We have invested $64.3 million to-date on these projects and, at completion; we estimate our total investment to be $185 million. We also have approximately $350 million to $400 million of new development projects in our pipeline, which are in various planning and pre-construction stages. Additionally, we have made great progress with our merchant development program. This is a program in which we develop a project with the objective of selling all or part of it, instead of retaining it in our portfolio on a long-term basis. We generated $2.1 million dollars from these activities adding $0.02 of FFO per share,” stated Alexander.

Disposition of Non-Core Properties
The Company sold three shopping centers and a warehouse building during the first quarter of 2006, representing 489,000 square feet. These properties were located in Arizona, Tennessee, Kansas and Texas. Sale proceeds from these dispositions totaled $35.0 million and generated gains of $17.1 million. Also sold during the quarter was a 56,000 square foot shopping center in an unconsolidated joint venture of which Weingarten’s share of the sale proceeds totaled $2.8 million and generated a gain of $1.5 million.

“We believe our disposition program is tracking well as we have a number of properties under contract or letter of intent to sell at this time. The proceeds from these sales will provide us the opportunity to recycle capital and lessen our need to raise new equity,” stated Alexander.

Outlook
“Weingarten continues to perform well, and we remain comfortable with our previously disclosed 2006 FFO per share guidance of $2.77 to $2.87. Our core portfolio recorded strong gains in both occupancy and same-property NOI, providing an excellent foundation for our growth strategy. The Weingarten team is fully focused on executing our new development, acquisition, joint venture and disposition programs, all of which are designed to contribute substantially to the Company’s future growth,” stated Alexander.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Tuesday, May 2, 2006 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s

Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 7199176 for the following 24 hours.

About Weingarten Realty Investors
As one of the largest real estate investment trust companies listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE: WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring and intensively managing properties in 21 states that span the southern portion of the United States from coast to coast. The Company’s portfolio of 359 properties includes 294 neighborhood and community shopping centers and 65 industrial properties, aggregating over 48.6 million square feet out of a total square footage of 61.6 million. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising approximately 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

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Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
STATEMENTS OF CONSOLIDATED INCOME AND	2006	2005
FUNDS FROM OPERATIONS	(Unaudited)
Rental Income	$138,687	$128,726
Other Income	2,242	828
Total Revenues	140,929	129,554
Depreciation and Amortization	32,542	29,493
Operating Expense	19,824	18,890
Ad Valorem Taxes	16,691	15,567
General and Administrative Expense	5,355	4,247
Total Expenses	74,412	68,197
Operating Income	66,517	61,357
Interest Expense	(34,437)	(31,036)
Interest Income	1,467	319
Equity in Earnings of Joint Ventures, net	4,066	1,274
Income Allocated to Minority Interests	(1,657)	(1,400)
Gain (Loss) on Sale of Properties	90	(27)
Gain on Land and Merchant Development Sales	1,676
Provision for Income Taxes	(519)
Income From Continuing Operations	37,203	30,487
Operating Income From Discontinued Operations	358	1,960
Gain on Sale of Properties From Discontinued Operations	17,048	4,115
Income from Discontinued Operations	17,406	6,075
Net Income	54,609	36,562
Less: Preferred Share Dividends	2,525	2,525
Net Income Available to Common Shareholders--Basic	$52,084	$34,037
Net Income Per Common Share--Basic	$0.58	$0.38
Net Income Available to Common Shareholders--Diluted	$53,483	$35,271
Net Income Per Common Share--Diluted	$0.57	$0.38

Funds from Operations:
Net Income Available to Common Shareholders	$52,084	$34,037
Depreciation and Amortization	30,458	28,312
Depreciation and Amortization of Unconsolidated Joint Ventures	1,018	904
Gain on Sale of Properties	(17,142)	(4,091)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	(1,557)	1
Funds from Operations--Basic	$64,861	$59,163
Funds from Operations Per Common Share--Basic	$0.72	$0.66
Funds from Operations--Diluted	$67,233	$61,235
Funds from Operations Per Common Share--Diluted	$0.72	$0.66
Weighted Average Shares Outstanding--Basic	89,515	89,122
Weighted Average Shares Outstanding--Diluted	93,516	93,092

	March 31,	December 31,
	2006	2005
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,059,431	$4,033,579
Accumulated Depreciation	(691,120)	(679,642)
Investment in Real Estate Joint Ventures	94,600	84,348
Notes Receivable from Real Estate Joint Ventures and Partnerships	49,213	42,195
Unamortized Debt and Lease Costs	96,436	95,616
Accrued Rent and Accounts Receivable, net	48,984	60,905
Cash and Cash Equivalents	37,446	42,690
Restricted Deposits and Mortgage Escrows	31,879	11,747
Other	55,399	46,303
Total Assets	$3,782,268	$3,737,741

Debt	$2,351,349	$2,299,855
Accounts Payable and Accrued Expenses	69,546	102,143
Other	112,114	102,099
Total Liabilities	2,533,009	2,504,097

Minority Interest	82,029	83,358

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,698	2,686
Additional Paid in Capital	1,291,092	1,288,432
Accumulated Dividends in Excess of Net Income	(122,351)	(132,786)
Accumulated Other Comprehensive Loss	(4,213)	(8,050)
Total Shareholders' Equity	1,167,230	1,150,286
Total Liabilities and Shareholders' Equity	$3,782,268	$3,737,741